Exhibit (a)(5)(B)

PRESS RELEASE

OpenText Commences Tender Offer for Guidance Software, Inc.

WATERLOO, ON – August 8, 2017 – OpenText™ (NASDAQ: OTEX) (TSX: OTEX), a global leader in Enterprise Information Management (EIM), announced today that its wholly-owned subsidiary, Galileo Acquisition Sub Inc., has commenced its previously announced tender offer for all outstanding shares of common stock of Guidance Software, Inc. (NASDAQ: GUID) at a price of U.S. $7.10 per share. The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of July 25, 2017 (the “Merger Agreement”), by and among OpenText, Galileo Acquisition Sub Inc. and Guidance, which OpenText and Guidance announced on July 26, 2017.

The Guidance board of directors has unanimously determined that the offer is advisable, fair to and in the best interests of Guidance’s stockholders and unanimously recommends that the Guidance stockholders accept the offer and tender their shares.

The tender offer is scheduled to expire at 12:00 midnight, Eastern time, on Wednesday, September 6, 2017, unless the offer is extended or earlier terminated.

Consummation of the tender offer is conditioned upon (i) there having been validly tendered in the tender offer (in the aggregate) and not withdrawn (and excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the Delaware General Corporation Law)) immediately prior to 12:00 midnight, Eastern time, on September 6, 2017 (such date and time, as it may be extended by Galileo Acquisition Sub Inc. from time to time in accordance with the Merger Agreement, the “Expiration Time”), that number of shares that would, together with the number of shares (if any) then owned by Galileo Acquisition Sub Inc., OpenText and controlled affiliates of OpenText and Galileo Acquisition Sub Inc., equal at least a majority of shares then issued and outstanding, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) obtaining DSS Consent (as defined in the Merger Agreement), (iv) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred following the date of the Merger Agreement and (v) the satisfaction of other customary conditions as described in the Merger Agreement. Shares that are tendered pursuant to guaranteed delivery procedures will be deemed to be validly tendered if and only if the shares subject to such guarantees have been received by the depositary prior to the Expiration Time. There is no financing condition to the tender offer.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which have been filed by OpenText and Galileo Acquisition Sub Inc. with the SEC today. In addition, Guidance has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from Georgeson LLC, the information agent for the tender offer, toll-free at (800) 891-3214. Computershare Trust Company, N.A. is acting as depositary for the tender offer.

Additional Information

This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. OpenText and its wholly-owned subsidiary, Galileo Acquisition Sub Inc., have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Guidance has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. OpenText, Galileo Acquisition Sub Inc. and Guidance will mail these documents to the Guidance stockholders. Investors and security holders are urged to read those documents and other relevant documents filed or to be filed with the SEC carefully as they contain important information about OpenText, Guidance, the tender offer and related matters. Those documents as well as OpenText’s and Guidance’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. OpenText’s public filings with the SEC may be obtained at OpenText’s website at www.opentext.com and Guidance’s public filings with the SEC may be obtained at Guidance’s website at www.guidancesoftware.com. The offer to purchase and related materials may also be obtained for free by contacting Georgeson LLC, the information agent for the tender offer, toll-free at (800) 891-3214.

About OpenText

OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

About Guidance

Guidance exists to turn chaos and the unknown into order and the known-so that companies and their customers can go about their daily lives as usual without worry or disruption, knowing their most valuable information is safe and secure. The makers of EnCase®, the gold standard in forensic security, Guidance provides a mission-critical foundation of market-leading applications that offer deep 360-degree visibility across all endpoints, devices and networks, allowing proactive identification and remediation of threats. From retail to financial institutions, our field-tested and court-proven solutions are deployed on an estimated 35 million endpoints at more than 70 of the Fortune 100 and hundreds of agencies worldwide, from beginning to endpoint.

Guidance Software®, EnCase® and EnForce™ are trademarks owned by Guidance Software and may not be used without prior written permission. All other trademarks and copyrights are the property of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including statements regarding the transaction between OpenText and Guidance, OpenText’s and Guidance’s financial results and estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in the enterprise information management (“EIM”) and forensic security solutions industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the transaction and the operating environment, economies and markets in which OpenText and Guidance operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on OpenText’s and Guidance’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, OpenText and Guidance have made assumptions with respect to the ability of OpenText and Guidance to achieve expected synergies and the timing of same, the ability of OpenText and Guidance to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of OpenText and Guidance to protect their intellectual property, future capital expenditures, including the amount and nature thereof, trends and developments in the information technology and financial sectors and other sectors of the economy that are related to these sectors, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results being similar to historical results, expectations related to future general economic and market conditions and other matters. OpenText’s and Guidance’s beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. OpenText’s beliefs and assumptions may prove to be inaccurate and consequently OpenText’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in the forward-looking statements as a result of the following:

(i)

risks and uncertainties relating to the transaction, including (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on OpenText’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns, (b) the possibility that certain assumptions with respect to Guidance or the transaction could prove to be inaccurate, (c) failure or delay in respect of approvals and the satisfaction of the closing conditions to the transaction, (d) the potential failure to retain key employees of OpenText or Guidance as a result of the transaction or during integration of the businesses and (e) disruptions resulting from the transaction, making it more difficult to maintain business relationships;

(ii)

risks and uncertainties relating to OpenText, including (a) the future performance, financial and otherwise, of OpenText, (b) the ability of OpenText to bring new products to market and to increase sales, (c) the strength of OpenText’s product development pipeline, (d) OpenText’s growth and profitability prospects, (e) the estimated size and growth prospects of the EIM market, (f) OpenText’s competitive position in the EIM market and its ability to take advantage of future opportunities in this market, (g) the benefits of OpenText’s products to be realized by customers and (h) the demand for OpenText’s products and the extent of deployment of OpenText’s products in the EIM marketplace; and

(iii)

risks and uncertainties relating to future events, conditions or circumstances, or other general risks, including (a) integration of other acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof, (b) the possibility that OpenText may be unable to meet its future reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (c) the risks associated with bringing new products to market, (d) fluctuations in currency exchange rates, (e) delays in the purchasing decisions of OpenText’s customers, (f) the competition OpenText faces in its industry and/or marketplace, (g) the possibility of technical, logistical or planning issues in connection with the deployment of OpenText’s products or services, (h) the continuous commitment of OpenText’s customers and (i) demand for OpenText’s products.

For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K filed on August 3, 2017, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC’s website at www.sec.gov and other securities regulators. Many of these factors are beyond OpenText’s control. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

OTEX-MNA

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Mateo, CA: (415) 963-0825

gsecord@opentext.com

Kasey Holman

Vice President, Corporate Communications

Open Text Corporation

San Mateo, CA: (650) 302-4191

kholman@opentext.com

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